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                                                                     EXHIBIT 4.2

                       FIRST AMENDMENT TO RIGHTS AGREEMENT


                  First Amendment, dated as of February 9, 2000 (this "Amendment"), to Rights Agreement, dated as of October 29, 1998 (the "Rights Agreement"), between Technology Solutions Company, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Rights Agent").

                              W I T N E S S E T H :

                  WHEREAS, the Board of Directors of the Company, at a meeting held on January 26, 2000 and based in part on the recommendation of the Company's legal advisors, has determined that it is advisable and in the best interest of the Company to amend the Rights Agreement as set forth below;

                  WHEREAS, at the date of this Amendment, the Distribution Date has not occurred and there is no Acquiring Person; and

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                  WHEREAS, in compliance with Section 27 of the Rights
Agreement, the Company and the Rights Agent are willing to amend the Rights Agreement as hereinafter set forth and the Company and the Rights Agent have each executed and delivered this Amendment.

                  NOW, THEREFORE, in consideration of the Rights Agreement and the premises and mutual agreements herein set forth, the parties hereby agree as follows:

                  1. The second sentence of Section 1(a) of the Rights Agreement is hereby amended and restated to read as follows:

                  Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an "Acquiring Person".

                  2. The last paragraph of Section 1 of the Rights Agreement is hereby amended by moving the word "and" appearing immediately before clause
(xxii) to immediately before clause (xxi) and deleting clause (xxii) in its entirety.

                  3. Section 2 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

                  The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-Rights Agent.

                  4. The first sentence of Section 3(a) of the Rights Agreement is hereby amended and restated to read as follows:


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                  Until the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).

                  5. Section 6(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

                  The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Rights holder of applicable taxes and governmental charges unless and until the Rights Agent is satisfied that all such taxes and/or charges have been paid.

                  6. Section 11(o) of the Rights Agreement is hereby amended by inserting the phrase ", Section 24" immediately after the phrase "Section 23".

                  7. Section 13(a) of the Rights Agreement is hereby amended by deleting each occurrence of the phrase "or during the pendency of a 180 Day Period".
                  8. Section 13(d) of the Rights Agreement is hereby deleted and
Section 13(e) of the Rights Agreement is hereby redesignated as Section 13(d).

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                  9. Section 14 of the Rights Agreement is hereby amended by adding Section 14(e), which shall read as follows:

                      (e) The Rights Agent shall have no duty or obligation with respect to this Section 14 and Section 24(e) unless and until it has received specific instructions (and sufficient cash, if required) from the Company with respect to its duties and obligations under such Sections.


                  10. Section 18(a) of the Rights Agreement is hereby amended
(i) by adding the phrase "(each as finally determined by a court of competent jurisdiction)" immediately after the word "misconduct" and (ii) by adding the word "punitive," immediately after the word "indirect,".

                  11. Section 20(c) of the Rights Agreement is hereby amended by adding the phrase "(each as finally determined by a court of competent jurisdiction)" immediately after the word "misconduct".

                  12.  Section 23(c) of the Rights Agreement is hereby deleted.

                  13. The third occurrence of the word "such" appearing in
Section 27 of the Rights Agreement and the last sentence of Section 27 of the Rights Agreement are hereby deleted.

                  14. The first sentence of the first paragraph appearing on page B-2 of the form of Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended by inserting the phrase ", as the same may be amended from time to time" immediately after the first occurrence of the phrase "October 29, 1998".

                  15. The third full paragraph appearing on page B-3 of the form of Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended by deleting the



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sentence "Under certain circumstances set forth in the Rights Agreement, the
Rights may not be redeemed for a period of one hundred eighty days (180)."

                  16. The last sentence of the first paragraph of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby amended and restated to read as follows:

                  The description and terms of the Rights are set forth in a Rights Agreement, dated as of October 29, 1998 as amended by the First Amendment dated as of February 9, 2000 thereto (collectively, the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

                  17. The second paragraph of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby amended and restated to read as follows:

                  Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock and the Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer which, if consummated, would result in a person or group beneficially owning 15% or more of the outstanding shares of Common Stock.

                  18. The ninth paragraph of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is amended by deleting the phrase "or during the pendency of a 180 day period".

                  19. The last sentence of the thirteenth paragraph of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby deleted.



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                  20. The last sentence of the fifteenth paragraph of the
Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby deleted.

                  21. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed with in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  22. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

                  23. Any capitalized term used herein without definition shall have the meaning specified in the Rights Agreement.

                  24. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                  Technology Solutions Company


   By: /s/ Paul R. Peterson             By: /s/ Timothy P. Dimond
      --------------------------------     ----------------------------------
   Name:  Paul R. Peterson              Name:  Timothy P. Dimond
   Title: Secretary and General         Title: Senior Vice President and
          Counsel                              Chief Financial Officer


Attest:                                 ChaseMellon Shareholder Services, L.L.C.


   By: /s/ Lynore A. LeCouche           By: /s/ Lee Tinto
   ---------------------------------       -----------------------------------
   Name:  Lynore A. LeCouche            Name:  Lee Tinto
   Title: Vice President                Title: Vice President





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